Exhibit 99.2

August 12, 2025

Dear Playboy Stockholders:
The hard work of the last several years, moving to a high margin asset light model centered around the Playboy brand, is continuing to show progress, with Playboy’s revenue and adjusted EBITDA both up substantially in the second quarter of 2025. The quarter was not only a significant improvement financially, but it also laid the groundwork for the next leg of growth as we continue to sharpen our focus around Playboy. Those efforts center around building out a content and experiential strategy, which we believe could become significant revenue drivers for the business in the future and have a margin profile similar to our licensing business.
Here are the financial highlights for Q2 2025:
●Revenue was $28.1 million, up 13% year-over-year (YoY), with licensing growth of 105% YoY

●Net loss was $7.7 million, an improvement of $9.0 million YoY

●Adjusted EBITDA was $3.5 million, a $6.4 million positive swing compared to a loss of $2.9 million in Q2 2024
The quarter’s performance included a $1.3 million incremental impact from legal expenses related to litigation with two former licensees that we terminated for contractual breaches, which diminished our adjusted EBITDA. Excluding those incremental costs, adjusted EBITDA would have been approximately $4.8 million, a positive swing of more than $7.7 million YoY.
We have one of the most recognized brands in the world. However, given that mass awareness and our over 70-year history, there is sometimes confusion on exactly what we stand for. To that end, we have begun working with one of the top brand agencies to return Playboy to its roots as a men’s lifestyle brand—an aspirational, sophisticated lifestyle guide, with pleasure and beautiful women at its core.

The best way to bring the brand to life is through content and events. Playboy started as a media company. The content it produced is what drew society to the brand and what has made it relevant for 70 plus years. It’s why returning to content is so key for our business strategy moving forward. Not only does content provide a voice for the brand, but it is also our best marketing tool. Our content strategy will continue to evolve over the next year, as we test and iterate, and we believe it could be a significant revenue and profitability driver in the future. In addition, we know, based on past experience, that producing content creates a positive downstream impact for our licensing business because of the brand relevancy and the celebrities and creators we work with.
Although the magazine won’t be our primary revenue driver moving forward, it is a critical part of our strategy from a brand and awareness perspective. To that end, we launched the return of the magazine earlier this year and have the next issue scheduled to be released in November. As we move into 2026, we are gearing up for four issues per year, with major stars lined up to grace our covers next year, and we are bringing back the Playmate of the Month. The Playmate is the best brand ambassador we could have, is an integral part of our company’s history, and is key to our strategy moving forward. The upcoming November issue, which is now on presale at playboy.com, will feature 12 Playmates, a first for Playboy in a single issue. In addition, the 12 Playmates will be featured in the 2026 Playboy calendar, also available for pre-purchase on playboy.com. With the return of the Playmate, we are also developing revenue streams around the franchise. Just last week we launched the Great Playmate Search, a paid voting contest where women from around the world can compete to become a Playmate. Contestants can register through September 30th, with paid voting starting October 1st. The winner will be selected through a combination of fan voting and voting by judges. We have integrated one of our licensees, PSD, as well as Honey Birdette, into the contest as sponsors. Both sponsors will market and amplify the contest through their networks. We plan on running four of these contests annually, one for each issue of Playboy, and believe they will be a meaningful revenue driver for us. In addition, we are using the contests to create other content, including new short form shows featuring the contestants, podcasts and hopefully one day a TV series. All of these will be revenue drivers for us in future periods. We are also working on developing content series around other magazine franchises, such as 20 Questions, the Playboy Interview and the Playboy Advisor.
In addition to our renewed content strategy, we plan to bring back experiences not only as brand enhancing but also as a revenue driver moving forward. To that end, we have sublet our Los Angeles office and will be moving the company’s headquarters to Miami Beach. The new office will be the hub for our content strategy and include production studios. Miami Beach is one of the most vibrant and fun cities in the country and hosts major events, from Art Basel to F1. In addition to activating around these events, we have been working with several leading hospitality companies to develop a Playboy Club in Miami Beach. The concept will include a high-end restaurant, as well as a private members club with exclusive programming. Think of it as the Playboy Mansion in Miami Beach. We believe experiences will become another significant revenue driver for us in the future as we expand this concept to major markets around the world.

The progress we are making in our business transformation is nowhere more evident than in licensing. During the quarter, licensing revenue more than doubled year-over-year. We have signed two new gaming deals, a new beauty and grooming deal, an energy drink deal, additional deals in apparel and accessories, and have more in the pipeline for Q3. Our licensing business is now on a sound footing and our pipeline of new opportunities is growing.
Our strategic partnership with Byborg is in full swing. During the quarter, we completed our expense obligations under the transition services agreement with Byborg. As a reminder, this partnership will generate $300 million in minimum royalty payments to Playboy over the 15-year term of the agreement.
Our Honey Birdette retail business continues to deliver improved results. Revenue was $16.5 million, compared to $14.5 million in Q2 2024, reflecting a year-over-year increase of 14%. This was the result of the continued improvement in consumer perception of the Honey Birdette brand, which enabled increased sales of both full-price and discounted products, and helped drive a meaningful improvement in gross margins, up to 59% from 57% last year. Comparable store sales were up 28% and promotional days were reduced a further 40% in a continued initiative to improve the perception of the brand. We continue to enhance this business, launching two “Always On” collections that are driving meaningful revenue and redesigning our website to improve speed, navigation, search and drive better loyalty. We are confident that we can continue to improve operations to increase Honey Birdette’s value.
We have in excess of $30 million in cash, as of today. With our strong financial performance and improving credit markets, we will opportunistically continue to look for ways to deleverage our balance sheet and reduce the cost of our leverage.
All of this progress has put us in a significantly strengthened position compared to where we were just several quarters ago. I am increasingly optimistic about the future of Playboy.
Stay Playful!
Ben

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